Exhibit 10.4

SKYLINE REAL ESTATE ACQUISITIONS (III) INC.

PURCHASE FROM

MOLD-MASTERS (2007) LIMITED

AGREEMENT OF PURCHASE AND SALE

Property:

233/239 Armstrong Avenue & 41 Todd Road, Halton Hills, Ontario

AGREEMENT OF PURCHASE AND SALE

B E T W E E N:

SKYLINE REAL ESTATE ACQUISITIONS (III) INC.

(hereinafter called the “Purchaser”)

OF THE FIRST PART

- and -

Mold-Masters (2007) Limited

(hereinafter called the “Vendor”)

OF THE SECOND PART

WHEREAS the Vendor is the sole registered and beneficial owner of the Purchased Assets;

AND WHEREAS the Vendor has agreed to sell the Purchased Assets to the Purchaser and the Purchaser has agreed to purchase the Purchased Assets from the Vendor on the terms and conditions set forth in this Agreement;

FOR VALUE RECEIVED, the parties covenant and agree as follows:

Article 1

DEFINITIONS AND SCHEDULES

1.1	In this Agreement, the following terms will have the following meanings:

(a)
“Acceptance Date” means the date on which a copy of this Agreement, accepted and signed by the Vendor and the Purchaser, is received by both the Vendor and the Purchaser, said date, once known, to be confirmed in writing between the Purchaser and the Vendor or between their respective solicitors.

(b)
“Agreement” means the agreement of purchase and sale to be constituted by acceptance of the offer herein and “Article”, “Section” “Subsection” and “Schedule” followed by a number or letter refer to the specified article, section, Subsection or schedule, as the case may be, of this Agreement.

(c)	“Applicable Laws” means all laws, by-laws, rules, regulations, orders, judgments, decrees, decisions or other requirements having the force of law in Ontario.

(d)	"Armstrong Buildings" means:

(i) the single storey industrial/manufacturing building located on the Armstrong Lands bearing municipal address 233 Armstrong Avenue, Halton Hills, Ontario comprising of total size of approximately 115,640 square feet of rentable area; and,

(ii) the two storey office building located on the Armstrong Lands bearing municipal address 239 Armstrong Avenue, Halton Hills, Ontario comprising of total size of approximately 17,612 square feet of rentable area;

all together with those fixtures, installations and improvements located therein, thereon or elsewhere on the Armstrong Lands which are owned by the Vendor and used in connection therewith, including, without limitation, the plumbing, heating, ventilation, air conditioning, mechanical, security, electrical and sprinkler systems, but excluding trade fixtures of the Vendor.

(e)	“Armstrong Lands” means the lands municipally and legally described in Schedule “A-1” annexed hereto.

(af)	“Armstrong Purchased Assets” means, collectively:

(i)	the Armstrong Lands;

(ii)	the Armstrong Buildings; and

(iii)	the Armstrong Warranties;

and all other rights and all other property, assets, rights, interests, entitlements, benefits and privileges of the Vendor of every nature and kind whatsoever related to the foregoing owned by the Vendor or used by the Vendor in connection with the ownership, maintenance, repair, leasing, operation, cleaning, security, fire protection or servicing of all or any part of the Armstrong Lands and Armstrong Buildings.

(f)	“Armstrong Warranties” means all existing warranties, guarantees and indemnities and similar rights, if any, which the Vendor may have relating to the Armstrong Lands and/or Armstrong Buildings.

(g)	“Assignment of Warranties” has the meaning ascribed thereto in Subsection 10.1(g).

(h)	“Balance Due on Closing” has the meaning ascribed thereto in Subsection 2.1.

(j)	“Buildings” means the Armstrong Buildings and the Todd Building:

(k)
“Business Day” means any day other than a Saturday, Sunday, statutory holiday in Ontario or day that banks are closed for business in Ontario or day that the electronic land registration system in Ontario is unavailable for registrations.

(l)
“Claims” means all past, present and future claims, suits, proceedings, liabilities, obligations, losses, damages, penalties, judgments, costs, expenses, fines, disbursements, legal fees on a full indemnity basis and other professional fees and disbursements, interest, demands and actions of any nature or any kind whatsoever.

(m)	“Closing Date” means the date that is the later of: (i) 30 days following the Condition Date; and (ii) 10 days following the Requisition Satisfaction Date.

(n)	“Closing” means completion of the Transaction.

(o)
“Condition Date” means that date which is 30 days after the later of (i) the Acceptance Date and (ii) the date on which the Purchaser receives the last of the Vendor’s Deliveries, said date, once known, to be confirmed in writing between the Purchaser and the Vendor or between their respective solicitors.

(p)
“Contracts” means all employment agreements, service agreements, management agreements, insurance contracts or other contracts, whether written or oral, other than the Leases, relating to the Purchased Assets.

(q)	“Deposit” means the First Deposit and, if paid, the Second Deposit.

(r)	"Escrow Agreement" has the meaning ascribed thereto in Section 6.7.

(s)	“Existing Surveys” means all existing surveys, sketches, site plans and/or draft condominium plans of the Lands and Building in the Vendor’s control or possession.

(t)	“First Deposit” has the meaning ascribed thereto in Section 2.1(a).

(u)
“Governmental Authority” means any regulatory authority, government (including the Municipality) or quasi-governmental department, agency, utility, commission, board, tribunal or court having jurisdiction on behalf of any nation, province or state or other subdivision thereof or any municipality, district or other subdivision thereof having jurisdiction over the Purchased Assets.

(v)
“Hazardous Substances” means any materials or substances that may impair the quality of the environment or which under Applicable Laws are deemed to be “hazardous”, a “pollutant”, “deleterious”, “caustic”, “dangerous”, a “waste”, a “hazardous material”, a “source of contamination” or analogous substance, including without limitation, petroleum and petroleum products, asbestos, polychlorinated biphenyls and flammable and radioactive materials.

(w)	"Holdback" has the meaning ascribed thereto in Section 6.7.

(x)	“HST” means the federal goods and services tax/harmonized sales tax described in the Excise Tax Act (Canada).

(y)	“HST Undertaking and Indemnity” has the meaning given to it in Section 9.1.

(z)	“Lands” means, collectively, the Armstrong Lands and the Todd Lands.

(aa)
“Leases” means the leases for the Buildings and the Lands agreed upon by the Vendor and Purchaser pursuant to Section 4.3 together with such minor amendments for clarification and completion as may be necessary and “Lease” means one of them.

(aa)	“Municipality” means the municipality (or municipalities where an upper-tier municipality also has jurisdiction) in which the Lands are situated.

(ab)
"Outstanding Work" means: (i) the near term roof replacement or repair work to be completed at the industrial/manufacturing building located on the Armstrong Lands bearing municipal address 233 Armstrong Avenue to address the issues raised in the SkyBeam Roof Diagnostic Survey Report, dated August 9, 2016, prepared for the Vendor by Tremco Roofing and Building Maintenance and any other near term roof replacement or repair work identified by the Purchaser or its consultants on or before the Condition Date; and (ii) the asphalt replacement work to be completed on the Armstrong Lands; each to be more particularly described and specified in the Outstanding Work Quote to be obtained by the Purchaser pursuant to Section 6.7.

(ac)
“Person” includes an individual, a corporation, a partnership, a trust, an unincorporated organization, the government of a country or any political subdivision thereof, or any agency or department of any such government, and the executors, administrators or other legal representatives of an individual.

(ad)	“Purchase Price” has the meaning ascribed thereto in Section 2.1.

(ae)	““Permitted Encumbrances” means collectively any Encumbrances listed in Schedule "E" attached hereto.

(af)	“Purchased Assets” means the Armstrong Purchased Assets and the Todd Purchased Assets.

(ag)	“Purchaser’s Architect” means an architect, engineer or other qualified expert appointed by the Purchaser who is at arm’s length to the Purchaser.

(ah)	“Purchaser’s Conditions” means the conditions in favour of the Purchaser set forth in Subsections 4.1(a) and 4.1(b).

(ag)
“Purchaser’s Solicitors” means Matthew Beavers, Barrister & Solicitor, 5 Douglas Street, Suite 301, Guelph, Ontario, N1H 2S8; Phone (519) 826-0439; Fax: (519) 836-2320; email: mbeavers@skylineonline.ca and/or such firm or firms of solicitors or agents as are retained by the Purchaser from time to time and notice of which is provided to the Vendor.

(ah)
“Realty Taxes” means all realty taxes and like taxes and charges levied against the Lands or any part thereof by the Municipality, including municipal and education levies, development or redevelopment charges, local improvement charges, business improvement area charges, supplementary taxes, etc.

(ai)
“Release” means, in addition to the meaning given to it under any Applicable Laws, any release, spill, leak, pumping, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage or placement.

(aj)	“Requisition Date” has the meaning ascribed thereto in Section 7.1.

(ak)	“Requisition Satisfaction Date” has the meaning ascribed thereto in Section 7.1.

(al)	“Second Deposit” has the meaning ascribed thereto in Subsection 2.1(b).

(am)
“Sole Discretion” means, notwithstanding any other provision of this Agreement to the contrary, the exercise by the Purchaser of the applicable right, determination or discretion in a manner that is completely and absolutely subjective in all respects and does not create or imply a duty or obligation of any kind on the part of the Purchaser to act reasonably or objectively or to apply any objective criteria or to conform to any other standard or to provide any rationale or explanation for the exercise of such discretion, it being the intention that the exercise of such right, determination or discretion by the Purchaser will not be subject to any restriction, limitation, challenge or review of any kind whatsoever at any time by the Vendor, any court or any other Person.

(an)	“Tenant Estoppels” has the meaning ascribed thereto in Section 4.6.

(ao)
"Todd Building" means the single storey industrial/manufacturing building located on the Todd Lands bearing municipal address 41 Todd Road, Halton Hills, Ontario comprising of total size of approximately 56,333 square feet of rentable area, together with those fixtures, installations and improvements located therein, thereon or elsewhere on the Todd Lands which are owned by the Vendor and used in connection therewith, including, without limitation, the plumbing, heating, ventilation, air conditioning, mechanical, security, electrical and sprinkler systems, but excluding trade fixtures of the Vendor.

(ap)	“Todd Lands” means the lands municipally and legally described in Schedule “A-2” annexed hereto.

(aq)	“Todd Purchased Assets” means, collectively:

(i)	the Todd Lands;

(ii)	the Todd Building; and

(iii)	the Todd Warranties;

and all other rights and all other property, assets, rights, interests, entitlements, benefits and privileges of the Vendor of every nature and kind whatsoever related to the foregoing owned by the Vendor or used by the Vendor in connection with the ownership, maintenance, repair, leasing, operation, cleaning, security, fire protection or servicing of all or any part of the Todd Lands and Todd Building.

(ar)	“Todd Warranties” means all existing warranties, guarantees and indemnities and similar rights, if any, which the Vendor may have relating to the Todd Lands and/or Todd Building.

(as)	“Transaction” means the transaction of purchase and sale of the Purchased Assets provided for in this Agreement.

(at)	“Vendor’s Deliveries” means the information and documentation set out in Schedule “C”.

(au)
“Vendor’s Solicitors” means the firm designated as such in Section 14.5 herein or such firm or firms of solicitors or agents as are retained by the Vendor from time to time and notice of which is provided to the Purchaser.

(av)	“Warranties” means the Armstrong Warranties and the Todd Warranties.

(aw)	“Work Order” means any outstanding permit, infraction, order, notice to comply or remedy, work order, directive or deficiency notice issued by a Governmental Authority.

1.2	The following Schedules form part of this Agreement:

(a)	Schedule “A-1” – Municipal Address and Legal Description of Armstrong Lands

(b)	Schedule "A-2" – Municipal Address and Legal Description of Todd Lands

(c)	Schedule “B” -- Form of Authorization.

(d)	Schedule “C” -- Vendor’s Deliveries.

(e)	Schedule "D" – Lease Terms.

(f)	Schedule "E" - Permitted Encumbrances

Article 2

PURCHASE PRICE AND TERMS

2.1
The Purchaser hereby agrees to purchase from the Vendor and the Vendor hereby agrees to sell to the Purchaser the Purchased Assets at a purchase price (the “Purchase Price”) of FOURTEEN MILLION TWO HUNDRED AND FIFTY THOUSAND DOLLARS ($14,250,000.00), payable as follows:

(a)
ONE HUNDRED AND FIFTY THOUSAND DOLLARS ($150,000.00) as a deposit (the “First Deposit”) to be paid by wire/electronic transfer to the Vendor’s Solicitors’ trust account on or before the third Business Day following the Acceptance Date, to be held in trust by the Vendor’s Solicitors for the benefit of the Purchaser pending completion of or other termination of this Agreement and to be credited on account of the Purchase Price on Closing (and the Vendor hereby irrevocably directs the Vendor’s Solicitors accordingly);

(b)
THREE HUNDRED AND FIFTY THOUSAND DOLLARS ($350,000.00) as a further deposit (the “Second Deposit”) on or before the third Business Day following waiver by the Purchaser of the Purchaser’s Conditions (provided that the Purchaser has not terminated this Agreement in accordance with Section 4.2) and waiver by the Vendor of the Vendor’s conditions in Section 4.3(a) (provided that the Vendor has not terminated this Agreement in accordance with Section 4.4), by wire/electronic transfer to the Vendor’s Solicitors’ trust account, to be held in trust by the Vendor’s Solicitors for the benefit of the Purchaser pending completion of or other termination of this Agreement and to be credited on account of the Purchase Price on Closing; and

(c)	the balance by wire/electronic transfer to the Vendor’s Solicitors’ trust account on Closing, subject to the adjustments specified herein (the “Balance Due on Closing”).

The Vendor hereby irrevocably instructs the Vendor’s Solicitors to transfer the Deposit upon receipt into an interest-bearing account or instrument. All accrued interest thereon will be paid to the Purchaser immediately following Closing and the Vendor hereby irrevocably instructs the Vendor’s Solicitors accordingly.

2.2
If the Transaction is not completed for any reason other than the Purchaser’s default, then the Deposit, together with all interest accrued thereon, will be returned forthwith to the Purchaser, and the Vendor hereby irrevocably instructs the Vendor’s Solicitors accordingly. If the Transaction is not completed as a result of the Purchaser’s default, then the Deposit and all accrued interest thereon will be forfeited to the Vendor as liquidated damages and the Vendor shall have no cause of action against the Purchaser.

2.3
The Purchaser and the Vendors agree that the Purchase Price will be allocated among the Purchased Assets, as set out in the chart below. The Purchaser and Vendors agree that the amounts set forth in the "Allocated Purchase Price" column will be further allocated with 12% being allocated to the lands and 88% being allocated to the buildings located on those lands.

Purchased Assets	Allocated Purchase Price
Armstrong Purchased Assets	$10,250,000.00
Todd Purchased Assets	$4,000,000.00

Article 3
CLOSING

3.1	Closing will occur on the Closing Date.

Article 4

CONDITIONS

4.1
The obligation of the Purchaser to complete the Transaction is subject to the following conditions (it being understood that each of these conditions is for the benefit of the Purchaser and any of them may be waived in whole or in part by the Purchaser by notice to the Vendor on or before the applicable date for the satisfaction of such condition):

(a)
on or before the Condition Date, the Purchaser has satisfied itself in its Sole Discretion with respect to the Permitted Encumbrances, the Vendor’s Deliveries and the physical, environmental, contractual and financial aspects of the Purchased Assets;

(b)	on or before 6:00 p.m. on the Condition Date, the Purchaser and the Vendor have agreed upon the Leases, the Holdback, and the Escrow Agreement;

(c)
on or before the Requisition Satisfaction Date, the Purchaser has satisfied itself in its Sole Discretion with respect to title to the Lands and Buildings, and with respect to its off-title searches; and

(d)
on the Closing Date, all representations and warranties of the Vendor in this Agreement are materially true and complete and all terms, covenants and conditions of this Agreement to be complied with or performed by the Vendor shall have been complied with or performed in all material respects including, but not limited to, delivery of all closing documents set out in Section 10.1.

4.2
If each of the conditions in Section 4.1 is not satisfied or waived as therein provided on or before the applicable date referred to therein, this Agreement will, at the option of the Purchaser, be terminated, null and void and of no further force or effect whatsoever and the Deposit will be returned to the Purchaser together with all accrued interest thereon.

4.3
The obligation of the Vendor to complete the Transaction is subject to the following conditions (it being understood that each of these conditions is for the benefit of the Vendor and may be waived in whole or in part by the Vendor by notice to the Purchaser on or before the applicable date for the satisfaction of such condition):

(a)	on or before 6:00 p.m. on the Condition Date, the Purchaser and the Vendor have agreed upon the Leases, the Holdback, and the Escrow Agreement; and

(b)
on the Closing Date, all representations and warranties of the Purchaser in this Agreement are materially true and complete and all terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser shall have been complied with or performed in all material respects.

4.4	If each of the conditions in Section 4.3 is not satisfied or waived as therein provided on or before the applicable date referred to therein, this Agreement will, at the option of the Vendor,

be terminated, null and void and of no further force or effect whatsoever and the Deposit will be returned to the Purchaser together with all accrued interest thereon.

4.5
During the period commencing on the Acceptance Date and ending on the Condition Date, the parties agree to act in good faith to negotiate and settle the form and content of the Leases for each of the Buildings pursuant to which, on Closing following the transfer of the Purchased Assets from the Vendor to the Purchaser, the Purchaser, as landlord, leases each Building to the Vendor, as tenant. The form and content of the leases for the Buildings will be based on the lease terms attached hereto as Schedule “D” with such changes as agreed between the Purchaser and Vendor acting reasonably. Notwithstanding the foregoing, if the Leases are not settled on or before the Condition Date, this Agreement, notwithstanding any intermediate acts or negotiations with respect to such Leases, will, unless the Purchaser and the Vendor otherwise agree in writing, be null and void and the Deposit will be returned to the Purchaser with accrued interest.

4.6
The Vendor will deliver to the Purchaser a tenant estoppel in mutually acceptable form executed by the Vendor as of the Closing Date respecting the status of the Vendor’s tenancy under each Lease (collectively the “Tenant Estoppels”).

Article 5

DELIVERY OF DOCUMENTS

5.1
The Vendor will deliver the Vendor’s Deliveries to the Purchaser on or before the fifth Business Day following the Acceptance Date. At the request of the Purchaser, the Vendor will deliver to the Purchaser such other information and documentation in the possession or control of the Vendor reasonably required and requested by the Purchaser in writing relating to any aspect of the Property and to enable it to conduct its due diligence investigations.

5.2
The Vendor and its staff will co-operate and make themselves available, in a timely manner, with the Purchaser in connection with all phases of the Purchaser’s due diligence investigations, including signing whatever documents and authorizations the Purchaser may reasonably require in this regard. The Vendor will provide the Purchaser and its consultants with access to all files and documents in the Vendor’s possession and control (with copies permitted to be made by the Purchaser if required) and to the Lands and Buildings. The Vendor will direct its property manager(s), if any, to co-operate with the Purchaser in its due diligence investigations.

5.3	The Purchaser may communicate with the Vendor’s employees, architects, engineers and other consultants. The Purchaser may communicate with the Vendor’s property manager(s), if any, and their staff.

Article 6

COVENANTS, REPRESENTATIONS AND WARRANTIES

6.1
The Vendor hereby represents and warrants to the Purchaser, which representations and warranties will, unless otherwise provided, survive and not merge on Closing, and acknowledges that the Purchaser has relied on and continues to rely on such representations and warranties in entering into and completing this Agreement, as follows:

(a)
the Vendor is the sole registered and beneficial owner of the Purchased Assets and on Closing will be the sole registered and beneficial owner thereof, free and clear of any liens, charges, security interests or encumbrances, save and except for the Permitted Encumbrances;

(b)	the Vendor is not a trustee, nominee or agent for another Person with respect to all or any portion of the Purchased Assets;

(c)	the Purchased Assets are not owned in partnership or pursuant to a joint venture or other syndicate or joint ownership;

(d)	the Vendor has the sole and absolute right to sell, transfer, convey and/or assign its interest in the Purchased Assets to the Purchaser;

(e)	the Vendor is duly incorporated, organized, validly existing and in good standing in the jurisdiction of its formation;

(f)
the Vendor has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements contemplated by this Agreement and to perform its obligations under this Agreement and all other agreements contemplated by this Agreement;

(g)	neither this Agreement nor any documents to be entered into pursuant hereto, including all documents to be delivered by the Vendor on Closing, is or will be executed pursuant to a power of attorney;

(h)
neither the execution and delivery of this Agreement by the Vendor, the consummation by the Vendor of the transactions contemplated by this Agreement, nor compliance by the Vendor with any of the provisions of this Agreement or of the other agreements to be entered into at Closing, will (i) violate, conflict with or result in a breach of any provisions of, or constitute default (or an event which, with notice or the passage of time, or both, would constitute default) under any of the terms, conditions or provisions of the Vendor’s governing instruments or any agreement to which it is a party, or by which it or any of its properties or assets are bound or affected, or (ii) violate any order having jurisdiction over the Vendor, or (iii) violate any Applicable Laws;

(i)
no authorization, consent, permit or approval of, or other action by or filing with, or notice to, any Governmental Authority, regulatory body, court, tribunal or other similar entity having jurisdiction in the Province of Ontario is required of the Vendor in connection with completion of the Transaction;

(j)
the Vendor is not insolvent, and the Vendor has not committed an act of bankruptcy and no proceedings have been taken by it or by any other Person or are pending or contemplated with respect to the bankruptcy of the Vendor, or any proposal in bankruptcy of the Vendor, and no trustee, receiver, manager, liquidator or similar Person has been appointed with respect to any of the Vendor’s property, and there is no encumbrancer in possession of any property of the Vendor;

(k)	the Vendor is not now, and will not be on Closing, a non-resident of Canada for the purposes of the Income Tax Act (Canada);

(l)	the Vendor will continue to operate the Buildings until the Closing Date in an efficient and businesslike manner, consistent with past practice;

(m)
no Person, other than the Purchaser, has any written or oral agreement, option, right of first refusal, understanding or commitment for the purchase or lease of any interest in the Purchased Assets or any part thereof, other than the Vendor pursuant to the Leases;

(n)	on the Closing Date, vacant possession of the Lands will be given to the Purchaser, save and except for the possession of the Vendor pursuant to the Leases;

(o)
the Vendor has not received written notice of any suits, actions or other proceedings pending or threatened against the Vendor at law or equity or by any Governmental Authority which may affect the title of the Vendor to the Purchased Assets, the marketability thereof, the continued operation of the Building, or the right of the Vendor to complete this Agreement in accordance with its terms;

(p)	there are no expropriation proceedings relating to the Lands and the Vendor has not received written notice of any pending expropriation proceedings relating thereto;

(q)
to the best of the Vendor's knowledge: (i) there are no Hazardous Substances located on or in or under the surface of the Lands; and (ii) no Release of any Hazardous Substances has occurred on, in or from of the Lands or has resulted from the conduct of activities thereon;

(r)
there are no administrative directions, orders or sanctions issued or imposed by any Governmental Authority pursuant to any Applicable Laws requiring any remediation or clean-up of any Hazardous Substances or requiring that any Release be reduced, modified or eliminated or requiring any other preventative or remedial measure;

(s)	the Vendor is not aware of any condition at the Lands and Building that might give rise to a Work Order;

(t)
to the best of the Vendor's knowledge, the Vendor has not used, and has not permitted anyone to use, any of the Lands to produce, generate, manufacture, treat, store, handle, transport or dispose of any Hazardous Substances except in compliance with Applicable Laws;

(u)
to the best of the Vendor's knowledge, except as disclosed to the Purchaser in the Vendor's Deliveries, there are no underground or above-ground fuel storage tanks or associated piping or appurtenances (active or abandoned), or urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls or radioactive substances located on or in or under the surface of any of the Lands or Building;

(v)
the Vendor has provided the Purchaser with copies of final environmental audits, final site assessments and final studies concerning the Lands, prepared by third Parties for the Vendor, that are in its possession or control;

(w)
there is no claim or charge against the Lands or the Building under the provisions of the Health Protection and Promotion Act (Ontario) for the expense of anything done or directed to be done on the Lands or Building by the Board of Health or by any person or authority under the said Act by way of installing sanitary conveniences or of abating a nuisance or in respect of any other act or thing done or directed to be done under the provisions of the said Act;

(x)
no fixtures affixed to the Lands or the Buildings which are owned by the Vendor are subject to any conditional sale contract, lease, lien note or financing statement, and the Vendor is the absolute owner of all such fixtures free from all encumbrances;

(y)	on the Closing Date there will not be any Contracts for or under which the Purchaser will be liable after Closing;

(z)	the Vendor does not retain the fee or the equity of redemption in, or a power or right to grant, assign or exercise a power of appointment in respect of, any land abutting the Lands;

(aa)
the Vendor will not intentionally omit, and to the best of the Vendor's knowledge, has not omitted, to deliver or disclose any material information and documentation in respect of the Purchased Assets which might have an adverse effect on the value or operation of the Lands or Buildings or which might have a material effect on the Purchaser’s due diligence deliberations;

(bb)
there is no indebtedness, agreement, lien, Claim, account or other outstanding obligation which may, by operation of law or otherwise, survive the Closing Date and, whether registered or unregistered, constitutes a lien, security interest, encumbrance, encroachment, easement, right-of-way, restriction, lease or other interest against the Lands, Buildings, or any part thereof and, without limiting the generality of the foregoing, all source deductions, premiums, payment or taxes collected from third parties have been remitted by the Vendor to all applicable government agencies;

(cc)	to the best of the Vendor's knowledge, no owner of adjacent lands has made any claim to, or asserted any interest in, any part of the Lands, by way of adverse possession or otherwise;

(dd)	the Buildings are situated wholly within the limits of the Lands, and there is no dispute as to the boundaries of the Lands or as to the location of any existing fences or other enclosures;

(ee)	to the best of the Vendor's knowledge, the Vendor is not in default under any documents registered against title to the Lands;

(ff)
the Vendor has not received, nor has anyone on behalf of it received, any notice with respect to any by-law change or passage of a site-specific or interim-control by-law or new official plan or other proceedings affecting the Lands or Buildings from any Governmental Authority having jurisdiction thereover, and the Vendor is not aware of any of the foregoing;

(gg)
no “improvement” (as defined under the Construction Lien Act (Ontario)) has been made or is being made to the Building or the Lands and there has been no “supply of services” (as defined under the Construction Lien Act (Ontario)) to the Building or the Lands within the last forty-five (45) days, and no improvement or supply of services will be made from the date hereof until Closing;

(hh)
on the Closing Date, all amounts for labour and materials relating to the Buildings and the Lands or to the construction or repair thereof will have been fully paid and no one will have a right to file a lien under the Construction Lien Act (Ontario) in respect of such construction or repair;

(ii)
there are no local improvement charges, development charges or special levies outstanding against the Lands and Buildings, with the exception (as the case may be) of any local improvement charges, development charges or special levies which are currently disclosed/included in the latest tax bills, and the Vendor is not aware of any future obligations, and has done no act nor executed any agreement with any Governmental Authority, the effect of which would be to provide for an obligation to pay an assessment or local improvement charges or development charges or special levies on Closing or a date subsequent to Closing;

(jj)	the Vendor is up to date in the payment of all Realty Taxes with respect to the Lands and Buildings;

(kk)	the Purchaser will have no obligation to assume any employees of the Vendor, its property manager and/or any third party as a result of closing the Transaction; and

(ll)
all chattels, including all equipment such as heating, ventilating, air-conditioning, plumbing, drainage and electrical wiring systems and facilities are in good working order and belong to the Vendor.

As it may become aware of same, the Vendor covenants to give written notice to the Purchaser of any breach of any representation or warranty given by them. All representations and warranties of the Vendor are unaffected by any investigations made by or on behalf of the Purchaser, or any knowledge of the Purchaser.

For the foregoing purposes of this Section 6.1, "to the best knowledge of the Vendor" or similar words mean to the Vendor's actual knowledge after having made enquiry solely of those employees of the Vendor who are directly and primarily responsible for the matter that is the subject of the relevant representation and warranty.

6.2	The Vendor hereby covenants with the Purchaser, and acknowledges that the Purchaser has relied thereon in entering into this Agreement and completing the Transaction, as follows:

(a)
all registered mortgages, liens, agreements, instruments, encumbrances and security interests registered against the Purchased Assets, save and except any encumbrances the Purchaser has agreed in writing to assume, will be discharged at the expense of the Vendor on or before Closing, and the Vendor will not encumber the Purchased Assets in any way following the Acceptance Date;

(b)
all trade and current liabilities outstanding on the Closing Date will be paid and the Vendor will indemnify the Purchaser from any Claims with respect thereto (which indemnification survives Closing);

(c)
the Vendor will, at its expense, remedy prior to Closing all Work Orders outstanding in connection with the Lands and Buildings, failing which the Purchaser will receive a credit on the statement of adjustments equal to the estimated amount required to rectify same, as determined by the Purchaser’s Architect acting reasonably, plus 10% of such estimate on account of the Purchaser’s overhead, it being understood that if such estimate is not available on Closing, the Purchaser at its option may postpone Closing until the Business Day following that on which it receives said estimate; and,

(d)	the Vendor will use its best efforts to ensure, that all services to the Building are maintained at all times.

The provisions of this Section survive Closing.

6.3	The Purchaser represents and warrants to the Vendor that:

(a)
the Purchaser is a corporation established and existing under the laws of its jurisdiction and is qualified to purchase and own the Purchased Assets and the Purchaser has full power, authority and capacity to enter into this Agreement and carry out the transactions contemplated herein;

(b)
no consent or approval of or registration, declaration or filing with, any Government Authority is required for the execution or delivery of this Agreement by the Purchaser, the validity or enforceability of this Agreement against the Purchaser, or the performance by the Purchaser of any of the Purchaser's obligations hereunder;

(c)
neither the Purchaser entering into this Agreement nor the performance by the Purchaser of the terms hereof will result in the breach of or constitute a default under any term or provision of any instrument, document or agreement to which the Purchaser is bound or subject;

(d)
the ultimate beneficial owner of the Purchased Assets is registered pursuant to the Excise Tax Act (Canada) for HST purposes and shall provide to the Vendor on or before the Closing Date the HST registration number of the ultimate beneficial owner of the Purchased Assets; and

(e)
the Purchaser is (i) not an insolvent person within the meaning of the Bankruptcy and Insolvency Act Canada or the Winding-up and Restructuring Act (Canada), (ii) has not made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, (iii) has not had any petition for receiving order presented in respect of it, or (iv) has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution

6.4
The representations and warranties of the Vendor in Section 6.1 and the representations and warranties of the Purchaser in Section 6.3 in this Agreement and contained in any certificates or documents delivered pursuant to or in connection with this Agreement and the transactions contemplated hereby will not merge upon Closing or by delivery of any such certificate or document and will not be affected by any independent investigations or inquiries by the Purchaser, but will continue in full force and effect for a period of nine (9) months after the Closing Date.

6.5
The following shall apply with respect to all mortgages and other financial encumbrances and instruments in support thereof or related thereto registered against title to the Lands that are not being assumed by the Purchaser on Closing (each a “Mortgage to be Discharged”):

(a)
each Mortgage to be Discharged that is “private” in nature (i.e. the mortgagee is not a corporation incorporated pursuant to the Trust and Loan Companies Act (Canada), or a chartered bank, trust company, credit union, caisse populaire or insurance company) will be discharged from title at the Vendor’s cost, including any early termination costs, on or before Closing, and the Purchaser will be provided with proof of same on Closing and prior to payment of the balance of the Purchase Price;

(b)
if a discharge of any other Mortgage to be Discharged is not available on Closing, the Purchaser will accept the undertaking of the Vendor to pay all amounts required to obtain a discharge or said mortgage together with the personal undertaking of the Vendor’s Solicitors to discharge same within 45 days following Closing and to provide the Purchaser’s Solicitors with proof thereof, provided that (i) prior to Closing the Vendor will arrange for the Purchaser to be furnished with (A) a discharge statement from the holder of such Mortgage to be Discharged setting out the balance required to obtain the discharge, including any penalties, and (B) particulars of the mortgagee’s bank account for purposes of wiring funds to the mortgagee to pay out the Mortgage to be Discharged; and (ii) the Purchaser wires the appropriate amount to the mortgagee on Closing and provides the Vendor with proof of same; and

(c)	the Purchaser will receive a credit on the statement of adjustments for each Mortgage to be Discharged it pays out in accordance with the foregoing Subsection (b).

6.6
During the period prior to Closing, the Vendor will, and agrees to direct its property manager to co-operate and work with the Purchaser to ensure a timely, efficient, effective and accurate transition of all aspects of management of the Purchased Assets. In this connection, the Vendor will, or will direct its property manager as appropriate, to disclose to the Purchaser on Closing all passwords to on-site equipment included in the Purchased Assets (such as passwords to security systems, etc.) and to arrange an electronic download of all Tenant and property information to the Purchaser or its property manager.

6.7
During the period prior to the Condition Date, the Purchaser will engage consultants and obtain estimates from experienced third party contractors chosen by the Purchaser and approved by the Vendor, acting reasonably, (the "Contractors") for the cost to complete the Outstanding Work (the "Outstanding Work Quote"). The Outstanding Work Quote shall be delivered by the Purchaser to the Vendor no later than the 7th Business Day prior to the Condition Date. Following the Condition Date, the Vendor shall enter into contracts with the Contractors for the completion of the Outstanding Work. The Purchaser agrees that it shall be obligated to complete the Transaction notwithstanding the Outstanding Work provided the Vendor delivers to the Purchaser on Closing in form and content acceptable to the Purchaser, acting reasonably: (i) an irrevocable direction to the Purchaser directing payment of a portion of the Purchase Price in an amount equal to the Outstanding Work Quote (the “Holdback”) to the Vendor’s Solicitor to be held in trust and disbursed to the Contractors in accordance with the Escrow Agreement; and (ii) an escrow agreement (the “Escrow Agreement”) between the Vendor, the Purchaser and the Vendor’s Solicitor (the “Escrow Agent”), as escrow agent, which will provide, inter alia, that the Escrow Agent will hold the Holdback in trust pending completion of the Outstanding Work to the satisfaction of the Purchaser, shall pay money out of the Holdback to the Contractors to pay for the Outstanding Work, and shall release the balance of the Holdback remaining to the Vendor, if any, after completion of the Outstanding Work.

6.8
In entering into this Agreement, the Purchaser has relied and will continue to rely upon the representations, warranties and covenants given by the Vendor in this Agreement as well as its own inspections and investigations with respect to the Purchased Assets, including the physical and environmental condition of the Property and the review of the Vendor's Deliveries.

6.9
The Purchased Assets are being purchased and assumed by the Purchaser on an “as is, where is” basis as of the Closing Date and without any express or implied agreement, representations or warranties, except as set out in this Agreement.

Article 7
TITLE

7.1
Title to the Lands will be examined by the Purchaser at the Purchaser’s expense. The Purchaser will be allowed until the tenth day after the Condition Date (the “Requisition Date”) to investigate title to the Lands, and to conduct its off-title searches with respect thereto. If on or before the Requisition Date the Purchaser furnishes the Vendor or the Vendor’s Solicitors (i) with any objections to title to the Lands, or (ii) with any objections in connection with its off-title searches (collectively, the “Requisitions”), which Requisitions the Vendor or the Vendor’s Solicitors is/are unable to remove, remedy or satisfy to the Purchaser’s satisfaction within ten days of receiving such Requisitions (the “Requisition Satisfaction Date”), and which the Purchaser will not waive, this Agreement, notwithstanding any intermediate acts or negotiations with respect to such objections, will be null and void at the option of the Purchaser and the Deposit will be returned with accrued interest. Save as to any objections so made on or before the Requisition Date, and save as to any objection arising after the Requisition Date, and except for any objections going to the root of title, the Purchaser will be deemed to have accepted the Vendor’s title to the Lands.

Article 8

ADJUSTMENTS

8.1
All adjustments established by the usual practice in the Province of Ontario for the purchase and sale of a multi-tenant commercial property will be apportioned and allowed to the Closing Date (the day itself to be apportioned to the Purchaser). The Purchaser will receive a credit on the Statement of Adjustments for basic rent and estimated additional rent under the Leases for the period commencing on the Closing Date to and including the last day of the month in which the Closing Date falls and for any deposits payable by the Vendor, as tenant, to the Purchaser, as landlord, pursuant to the Leases.

8.2
The Purchaser and Vendor agree that if the final cost or amount of any item which is to be adjusted cannot be determined at Closing, then an initial adjustment for such item will be made. In each case when such cost or amount is determined, the Vendor or Purchaser, as the case may be, will within thirty (30) days of determination, provide a complete statement thereof to the other and within thirty (30) days thereafter the parties will make a final adjustment for the item in question, provided that in any event such final adjustment will be made no later than twelve (12) months from the Closing Date.

8.3
The Vendor will furnish the Purchaser with a draft statement of adjustments for its review and approval, together with supporting documentation, AT LEAST SEVEN BUSINESS DAYS PRIOR TO CLOSING, failing which Closing will, at the Purchaser’s option, be postponed by up to the number of days that the Vendor is late in delivering same.

8.4
The Vendor will forthwith advise the Purchaser if it is in the process of appealing Realty Tax assessments with respect to all or any part of the Lands. If the Vendor is in the process of such an appeal, the Vendor, as tenant, will continue carriage of same on Closing and will prosecute same as it deems advisable. The Vendor covenants agrees to keep the Purchaser apprised of the status of all Realty Tax appeals, if any. The parties acknowledge and agree that if successful, any rebates relating to the period prior to Closing will be retained by the Vendor. In respect of any rebates relating to the period commencing on the Closing Date, the parties agree that such rebates will be governed by the terms of the Leases. The Leases will provide the right of the landlord at any time and from time to time to appeal Realty Taxes.

Article 9

TAXES

9.1
On Closing, the Purchaser will pay all applicable taxes including, without limitation, HST and any provincial or retail sales tax on the purchase of the Purchased Assets. Notwithstanding the foregoing, with respect to HST, the parties agree that the Vendor shall not collect HST from the Purchaser in connection with the Transaction contemplated by this Agreement if, on the Closing Date, the Purchaser delivers to the Vendor: (i) a certificate of the Purchaser setting out the registration number of the Purchaser (or the ultimate beneficial owner of the Purchased Assets) for HST purposes; and (ii) an undertaking by the Purchaser to self-assess and remit HST in connection with the Transaction contemplated by this Agreement and an indemnity by the Purchaser whereby the Purchaser agrees to indemnify and hold the Vendor harmless from and against any and all Claims that may be suffered or incurred, directly or indirectly, by the Vendor or may become payable by the Vendor arising from or in respect of any failure by the Purchaser (or the ultimate beneficial owner of the Purchased Assets) to register for the purposes of the HST imposed under the Excise Tax Act (Canada) or to perform its obligations under such Act in connection with the Transaction contemplated by this Agreement (collectively, the “HST Undertaking and Indemnity”).

Article 10

VENDOR’S CLOSING DOCUMENTS

10.1
The Vendor agrees to execute or cause to be executed, where appropriate, and at its expense, and delivered, the following to the Purchaser, unless otherwise provided, on or before the Closing Date or such earlier date as specified below:

(a)	a registrable transfer of the Armstrong Lands, including completion of the compliance statements pursuant to Section 50 of the Planning Act (Ontario) by the Vendor’s Solicitors;

(b)	a registrable transfer of the Todd Lands, including completion of the compliance statements pursuant to Section 50 of the Planning Act (Ontario) by the Vendor’s Solicitors;

(c)	a statutory declaration from a senior officer of the Vendor stating that the Vendor is not a non-resident of Canada pursuant to Section 116 of the Income Tax Act (Canada);

(d)	a statement of adjustments (the first draft of which is to be delivered to the Purchaser at least seven business days before Closing);

(e)	an executed copy of each of the Leases;

(f)	original, fully completed, signed Tenant Estoppels;

(g)	an assignment by the Vendor and assumption by the Purchaser of the Warranties (the “Assignment of Warranties”);

(h)
an undertaking to pay all metered utilities and realty taxes to Closing and to readjust all items on or omitted from the statement of adjustments, which undertaking will include an undertaking to execute and deliver any documents reasonably requested in relation to the Transaction which were inadvertently not requested prior to and/or delivered at Closing;

(i)	a certified copy of a resolution of the directors and shareholders of the Vendor authorizing the Transaction;

(j)	an officer’s certificate and certificate of incumbency for the Vendor;

(k)	a declaration of possession setting forth the Vendor's history of occupation of the Lands;

(l)
such statutory declarations or certificates relating to the Lands and/or Building as are reasonably required by the Purchaser’s title insurer to issue a title insurance policy relating to the Lands and Building;

(m)
discharges and/or releases of all agreements, documents, encumbrances, leases, mortgages and security interests affecting the Purchased Assets other than Permitted Encumbrances and those the Purchaser has agreed in writing to assume;

(n)
a bringdown certificate from a senior officer of the Vendor stating that the Vendor’s representations and warranties contained in this Agreement are materially true, complete and effective as at the Closing Date;

(o)
an undertaking to forthwith reimburse the Purchaser for all payments made by the Purchaser on or after Closing on account of any expenses with respect to the Lands and Buildings that relate to the period prior to Closing;

(p)	the holdback direction and Escrow Agreement provided for in Section 6.7; and,

(q)	all other documents which are required and which the Purchaser has reasonably requested on or before the Closing Date to give effect to the Transaction.

Where applicable, drafts of the items referred to above will be prepared by the Purchaser’s Solicitors and delivered to the Vendor’s Solicitors. All documentation will be in form and substance acceptable to the Purchaser and the Vendor each acting reasonably and in good faith.

Within one day of Closing, the Vendor shall deliver all keys to the Buildings and a list all applicable passwords for the Buildings to the Purchaser’s office in Guelph, ON, attention the Purchaser's Solicitors, the address for which is set forth in Section 14.5.

Article 11

PURCHASER’S CLOSING DOCUMENTS

11.1	The Purchaser agrees to execute or cause to be executed, where appropriate and at its expense, and delivered, the following to the Vendor on or before the Closing Date:

(a)	The Balance Due on Closing;

(b)
an undertaking to readjust all items on or omitted from the statement of adjustments, which undertaking will include an undertaking to execute and deliver all documents that were to have been delivered on Closing by the Purchaser that were through inadvertence not delivered on Closing;

(c)	an executed copy of each of the Leases;

(d)	the Assignment of Warranties;

(e)	the HST Undertaking and Indemnity; and

(f)	all other documents which are required or desirable and which the Vendor has reasonably requested on or before the Closing Date to give effect to the Transaction.

Article 12

ASSIGNMENT

12.1
The Purchaser has the right to assign this Agreement. Upon assignment, the assignee will be entitled to the benefits and be subject to the liabilities of the Purchaser under this Agreement and the Purchaser will cease to be entitled to such benefits and will cease to be subject to such liabilities. The Purchaser or the assignee will be permitted to direct that title to the Lands be placed in the name of the Purchaser, the assignee and/or one or more other entities.

Article 13

CONTRACTS

13.1
The parties acknowledge and agree that on Closing, no Contracts will be assigned by the Vendor and assumed by the Purchaser. The Vendor hereby agrees that all Contracts will either be terminated by Vendor on or before Closing or the Vendor will continue to be responsible under the Contracts following Closing.

Article 14

GENERAL

14.1
This Agreement will be effective to create an interest in the Lands only if the subdivision control provisions of the Planning Act (Ontario) are complied with on or before completion. The Vendor hereby covenants to proceed diligently at its expense to obtain any necessary consent on or before the Closing Date.

14.2
The interest of the Vendor in the Lands and Buildings will be at the risk of the Vendor until Closing. If any loss or damage occurs before Closing to the Buildings, the Vendor will forthwith notify the Purchaser in writing of the loss or damage and the extent thereof, as well as details regarding insurance proceeds payable with respect thereto, if any. The parties will determine what steps to take in connection therewith, provided that if the parties are unable to agree within ten days of the occurrence of the damage, this Agreement will, at the Purchaser’s option, be at an end and of no further force or effect, the Deposit together with interest will be returned to the Purchaser forthwith, and the parties will be released from all further obligations hereunder.

If the loss or damage occurs within the period of time that is 10 days prior to Closing, the Closing Date and any other applicable dates referred to herein will be postponed accordingly.

14.3
Time will in all respects be of the essence hereof provided that the time for doing or the completing of any matter provided for herein may be extended or abridged by an agreement in writing between the Vendor and the Purchaser or by their respective solicitors, who are hereby expressly appointed in this regard. The Vendor’s Solicitors and the Purchaser’s Solicitors are hereby authorized to settle and agree on, on behalf of the Vendor and the Purchaser respectively, the following dates: (i) the Acceptance Date; (ii) Condition Date, (iii) the Requisition Date, (iv) the Requisition Satisfaction Date, (v) the Closing Date, and (vi) any other date. In the event that any date or expiration of time period provided for in this Agreement falls upon a day that is not a Business Day, such date or time period will be deemed extended to the following Business Day.

14.4
Any tender of documents or money hereunder may be made upon the Vendor or the Purchaser or their respective solicitors on the Closing Date. Money may be tendered by wire/internet transfer. Where not inappropriate or inapplicable, tender may be made via email with pdf attachments and/or facsimile delivery, with fully-inked originals of same to be delivered/exchanged on or before the fifth Business Day after Closing. If the Vendor, for whatever reason, is unable or unwilling to close and the parties have not agreed to waive tender, the Vendor agrees that tender by the Purchaser will have been met where all closing documents to be signed by the Purchaser are signed by it and delivered to the Vendor’s Solicitors either by personal delivery (including courier), fax or by email with pdf attachments, and that it will be sufficient for the Purchaser to tender closing funds by having the Purchaser’s Solicitors confirm in writing (including email) to the Vendor’s Solicitors that the Purchaser and/or its lender is in funds and able to electronically forward same to the Vendor’s Solicitors’ trust account or provide certified cheques on the Closing Date; and that it will not be necessary for the Purchaser to actually attend at the offices of the Vendor’s Solicitors or the relevant registry/land titles office with original documents and an original certified cheque/money order for the closing funds in order for tender to have been sufficiently and properly made by the Purchaser. If the Purchaser, for whatever reason, is unable or unwilling to close and the parties have not agreed to waive tender, the Purchaser agrees that tender by the Vendor will have been met where all closing documents to be signed by the Vendor are signed by it and delivered to the Purchaser’s Solicitors, along with current payout statements for any mortgages on title being discharged, either by personal delivery (including courier), fax or by email with pdf attachments, and that it will not be necessary for the Vendor to actually attend at the offices of the Purchaser’s Solicitors’ or the relevant registry/land titles office with original documents in order for tender to have been sufficiently and properly made by the Vendor.

14.5
Any notice, document, or communication (“Notice”) required or permitted to be given will be given by delivery (including courier), facsimile transmission, electronic mail or other means of electronic communication to the recipient as follows:

to the Purchaser:

Skyline Real Estate Acquisitions (III) Inc.

5 Douglas Street, Suite 301

Guelph, ON N1H 2S8

Attention: Mike Bonneveld

Fax No.: (519) 836-2320

E-Mail: mbonneveld@skylineonline.ca

and to the Purchaser’s Solicitor:

Matthew Beavers

5 Douglas Street, Suite 301 Guelph, ON N1H 2S8

Fax No.: (519) 836-2320

E-mail: mbeavers@skylineonline.ca

to the Vendor:

Mold-Masters (2007) Limited
c/o Milacron LLC
10200 Alliance Road, Suite 200
Cincinnati OH
45242
United States
Attention: General Counsel
Fax No.: (513) 487-5086
E-mail: Hugh_O’Donnell@milacron.com

and to the Vendor’s Solicitors:

Baker & McKenzie LLP
181 Bay Street
Suite 2100
Toronto, Ontario
M5J 2T3

Attention:         Kent Beattie

Telephone:        (416) 865-2304
Fax:            (416) 863-6275
E-mail:    kent.beattie@bakermckenzie.com

or to such other address or facsimile number or electronic mail address as either party may in writing advise by notice given in accordance with this Section. Any Notice, if personally delivered, will be deemed to have been validly and effectively given and received on the date of such delivery and if sent by telecopier or other electronic communication with confirmation of transmission, will be deemed to have been validly and effectively given and received on the date of transmission if sent before 5:00 p.m. (Guelph, Ontario time) on a Business Day, and if sent after 5:00 p.m. (Guelph, Ontario time) on a Business Day or other than on a Business Day, then the Notice will be deemed to have been validly and effectively given on the Business Day next following the day it was sent. Any Notice delivered by the Purchaser to the Vendor’s Solicitors or any agent/broker of the Vendor, will be deemed delivery of such Notice to the Vendor. If the Vendor consists of more than one Person, delivery of a Notice to any of such Persons will be deemed delivery of such Notice to all Persons comprising the Vendor.

14.6
This Agreement constitutes the entire agreement between the Purchaser and the Vendor with respect to the subject matter hereof. This Agreement will be read with all changes of gender or number required by the context, and will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

14.7	This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario. All references to currency are to Canadian currency.

14.8
The Vendor will be responsible for any and all commissions/fees and applicable taxes payable in connection with the Transaction. and hereby indemnifies the Purchaser in respect of all such commissions/fees.

14.9
All costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Agreement and the Transaction contemplated hereunder shall be paid by the party incurring such expenses. The Vendor and the Purchaser agree that they shall be responsible for banking fees incurred by them or their respective solicitors, including, but not limited to, fees for sending, receipt or processing of wire transfers or in relation to the interest bearing account or instrument required pursuant to Section 2.1, irrespective of whether such charges may have been subtracted from amounts delivered hereunder prior to deposit of same.

14.10
The Vendor and the Purchaser covenant and agree to cause their respective solicitors to enter into a document registration agreement as approved by the Law Society of Upper Canada to govern the electronic submission of all documents to be registered.

14.11
This Agreement and any and all amendments thereto may be executed in counterparts and such counterparts will for all purposes constitute one agreement binding the parties. The Vendor and the Purchaser acknowledge and agree that this offer, acceptance of this offer or counter-offer, any amendments hereto/thereto, and any notices required to be given hereunder, may be communicated by facsimile transmission or email with pdf attachments, which will be equally binding and duly accepted as an original agreement. Acceptance will be deemed communicated at the time and on the date of faxing or email transmission. The Vendor and the Purchaser agree to execute two (2) copies of this Agreement on the same paper document and provide each other an original “inked” paper copy of this Agreement immediately following acceptance, so that each party will have a fully-inked original paper copy hereof for its file (and the same shall apply to any and all amendments to this Agreement), however failure to do so does not invalidate this Agreement or any amendments thereto.

14.12	This offer is irrevocable by the Purchaser until 5:00 p.m. (Guelph, Ontario time) on the 18th day of April, 2017, after which time if not accepted this offer will be null and void.

14.13
Each of the parties will from time to time hereafter and upon any reasonable request of the other, execute and deliver, and/or make or cause to be made all such further acts, deeds, instruments, assurances and things as may be required or necessary to more effectually implement and carry out the Transaction and the true intent and meaning of this Agreement. This Section survives Closing.

14.14
Until the Closing Date (and at any time after termination of this Agreement) the Purchaser shall keep all information, financial or otherwise, received from the Vendor or its representatives strictly confidential and shall use such information solely for the purposes contemplated by this Agreement. If the transaction contemplated by this Agreement is not completed, the Purchaser will not, except as contemplated below, directly or indirectly, use for its own purposes or communicate to any other Person any confidential information or data relating to the Vendor or to the Purchased Assets which become known to the Purchaser, its accountants, legal advisers or representatives as a result of the Vendor making the same available in connection with the transaction contemplated hereby. The foregoing will not prevent the Purchaser from disclosing or making available to its accountants, professional advisers and bankers and other lenders, whether current or prospective, any such information or data provided that the Purchaser shall require that such parties maintain the information confidential.

14.15
No press release or other announcement concerning the transaction contemplated by this Agreement will be made by the Vendor or by the Purchaser prior to Closing without the prior written consent of the other.

[signature page follows]

DATED this 12th day of April, 2017.

SKYLINE REAL ESTATE ACQUISITIONS (III) INC.

per: /s/ Wayne Byrd

Wayne Byrd, Treasurer

I have authority to bind the corporation.

The Vendor hereby accepts the above offer, this 12th day of April, 2017.

MOLD-MASTERS (2007) LIMITED

per: /s/ Bruce A. Chalmers

Name: Bruce A. Chalmers

Title: Vice President and Treasurer

I have authority to bind the corporation.

SCHEDULE "A-1"
LEGAL DESCRIPTION OF THE ARMSTRONG LANDS
233/239 Armstrong Avenue, Halton Hills, Ontario
Part of Lot 8, Plan 617 designated as Part 1 on Reference Plan 20R-3242 and part of Lots 8 and 9, Plan 617 designated as Part 2 on Reference Plan 20R-3242, Town of Halton Hills in the Regional Municipality of Halton and comprising the whole of PIN 25059-0032 (LT).

SCHEDULE "A-2"
LEGAL DESCRIPTION OF THE TODD LANDS
41 Todd Road, Halton Hills, Ontario
Lot 66, Plan 617, Town of Halton Hills in the Regional Municipality of Halton and comprising the whole of PIN 25056-0109 (LT).
PIN 25056-0103
Consolidation of various properties: Part of Lots 71, 72 and Block C, Plan 617, Parts 1 to 3 on Reference Plan 20R-13209 and Part 11 on Reference Plan 20R-13184; Halton Hills. Subject to interest, if any, in Instrument No. 656184 (as to Block C).

SCHEDULE “B”

FORM OF AUTHORIZATION

AUTHORIZATION

TO:	ALL PUBLIC UTILITIES AND GOVERNMENTAL AUTHORITIES

RE:	Skyline Real Estate Acquisitions (III) Inc. (the “Purchaser”) purchase from
Mold-Masters (2007) Limited (the “Vendor”)

233/239 Armstrong Avenue and 41 Todd Road, Halton Hills, ON (the “Property”)

This is to advise that the Vendor is the present owner of the Property and that the Purchaser has entered into an agreement of purchase and sale with the Vendor relating to the Property.

The undersigned, being the owner of the Property hereby authorizes the Purchaser and/or its solicitors and any prospective lender to the Purchaser in respect of the Property and/or its solicitors (collectively, the “Authorized Parties” and each an “Authorized Party”) to make such enquiries and request such information from records of inspections of the Property as may be necessary to obtain confirmation that the Property complies with all municipal and other governmental requirements and whether there are any outstanding work orders or requirements issued or pending by the building, fire, health or environment departments requiring any repairs, work, changes, or additions to be made in or about the Property or any part thereof.

The undersigned owner hereby consents to the release of any information relating to the Property to the Authorized Parties or any one or more of them, and this shall be your full and sufficient authority for so doing.

In connection with the consent and authorization set out in the first paragraph, the undersigned specifically consents to the addressee releasing to the Authorized Parties or any one or more of them any “record” as defined in the Freedom of Information and Protection of Privacy Act (Ontario) and without limiting the foregoing, this consent shall constitute a consent pursuant to Section 21(1)(a) of the such Act. Please note that pursuant to section 14(4) of such Act “Despite clause (2)(a), a head shall disclose a record that is a report prepared in the course of routine inspections by an agency where that agency is authorized to enforce and regulate compliance with a particular statute of Ontario.” R.S.O. 1990, c. F.31, s. 14 (4).

In connection with the consent and authorization set out in the first paragraph, the undersigned specifically consents to the addressee releasing to the Authorized Parties or any one or more of them any “record” as defined in the Personal Information Protection and Electronic Documents Act (Canada).

A photocopy, facsimile or electronic version of this executed Authorization may be relied upon to the same extent as if it were an original executed version.

AN INSPECTION OF THE PROPERTY IS NEITHER REQUIRED NOR AUTHORIZED HEREUNDER.

Dated this _____ day of ________________, 2017

Mold-Masters (2007) Limited

per:

Name:

Title:

I have authority to bind the corporation.

SCHEDULE “C”

VENDOR’S DELIVERIES

Operational Information

(a)	complete list and copies of all Contracts and Warranties, and where any contracts are oral, the details of same;

(b)	a list of all material chattels;

(c)	copies of all insurance policies that relate to the Lands, including title insurance policies;

(d)	copies of all Warranties assumable as a result of recent capital projects completed;

(e)
a list of all fixtures, systems, services and improvements and any chattels and equipment used in connection with the maintenance and repair of the Lands and Buildings, in each case to the extent not to be transferred to the Purchaser on Closing;

(f)
a summary of all capital expenditures completed during 2014, 2015 and year-to-date, including expense/repair invoices therefor, together with copies of contracts relating thereto, in each case to the extent that same are in the Vendor’s possession or control;

Structural/Building and Site Information

(g)	a copy of all plans, drawings and specifications of the Buildings in the Vendor’s possession or control;

(h)	certified area measurement certificates for all units within the Buildings (if available);

(i)	copies of floor plans, parking maps and site plans (if available);

(j)	the Existing Surveys (if available);

(k)
all environmental and engineering reports, building-condition reports, soil tests and as-built drawings prepared by third parties, including any of the foregoing commissioned in connection with any financing;

(l)	all roof reports, if any, prepared by third parties;

(m)	a summary of all outstanding Work Orders, together with copies of same, together with a summary of progress to date on resolving same;

Financial Information

(n)	current Realty Tax assessment and Realty Tax bills for 2014, 2015 and year-to-date, as well as all files relating to any ongoing Realty Tax appeals;

(o)
a summary of all utility bills for the property included in the Purchased Assets for 2014, 2015 and year-to-date, including a list of the utility account numbers and details and copies of such bills, in each case to the extent that same are in the Vendor’s possession or control;

Legal and Title Information

(p)	a list of all municipal addresses applicable to the Lands;

(q)	copies of the parcel register and all instruments registered on title to the Lands, including all deeds to the Vendor;

(r)	legal/title opinions and reports, including closing binders/reporting letters with respect to the acquisition and financing of the Lands and Buildings;

(s)	municipal and other governmental applications and agreements;

(t)
a list of all litigation claims and litigation proceedings affecting the Purchased Assets as of the date hereof, together with details of any threatened litigation of which the Vendor have knowledge; and

(u)
authorizations signed by the Vendor as the Purchaser or the Purchaser’s solicitors may require to applicable Governmental Authorities in order to authorize the release of information pertaining to the Lands and Building, but not requesting inspections, substantially in the form annexed hereto as Schedule “B”.

SCHEDULE “D”

TERMS OF LEASES

1.
Total Year 1 basic rent for the Buildings shall be not less than the total amount set forth on Schedule “D-1” plus HST, as more particularly allocated on a Building by Building basis on Schedule “D-1".

2.	Basic rent shall increase each year under each Lease by a 1.5% annual escalation.

3.
Each Lease shall be a completely carefree net lease to the Landlord. The Vendor, as tenant, shall be responsible for all insurance, repair, maintenance and operating costs and Realty Taxes plus a property management fee.

4.
The Term of the Lease for each of the Buildings will be as more particularly set forth in Schedule “D-1” plus such number of days calculated from the Closing Date to and including the last day of the month in which Closing occurs, unless otherwise agreed by the parties.

5.
The Vendor, as tenant, on not less than 12 months’ notice, will have the right to extend the Term for 1 period of 10 years and then following the first extension term, the Tenant may extend the Initial Term, as extended by the first extension term, for an additional two times for a period of 5 years each with basic rent during the extension term(s) at the then current market rates, but in no event will the Base Rent for any year of the Extension Term(s) be for less than 95% of the Base Rent payable in the last year of the prior Term or for more than 105% of the Base Rent payable in the last year of the prior Term.

6.
The Vendor, as tenant, will post a security deposit with the Landlord for the tenant’s obligations under each Lease, the details in respect of which will be negotiated on a Lease by Lease basis during the period commencing on the Acceptance Date and ending on the Condition Date.

7.	The Leases will provide the right of the landlord at any time and from time to time to appeal Realty Taxes.

8.
In the event of any conflict between the terms of the Leases set forth in this Schedule “D” and the completed Leases entered into by the Vendor, as tenant, and the Purchaser, as landlord, the completed Leases shall prevail.

SCHEDULE “D-1”

SPECIFIC TERMS OF LEASES

No.	Address	Lease Term		Square Footage	Total Base Rent
1	233/239 Armstrong Avenue, Halton Hills (Industrial Building)	15 Years	$4.95 psf (net)	115,640	$572,418.00
2	41 Todd Road, Halton Hills (Industrial Building)	15 Years	$4.95 psf (net)	56,333	$278,848.35
3	233/239 Armstrong Avenue, Halton Hills (Office Building)	15 Years	$8.58 psf (net)	17,612	151.110.96
				TOTAL	$1,002,377.31

SCHEDULE “E”

PERMITTED ENCUMBRANCES

General Permitted Encumbrances

1.
Encumbrances for real property taxes (which term includes charges, rates and assessments) or charges for electricity, power, gas, water and other services and utilities in connection with the Lands that have accrued but are not yet due and owing or, if due and owing, are adjusted for on Closing.

2.
Subdivision agreements, site plan control agreements, development agreements, servicing agreements, utility agreements and other similar agreements with Governmental Authorities or public utilities that do not materially impair the current use, operation or marketability of the Purchased Assets, provided each of the same are in good standing, as evidenced by a certificate of a senior officer of the Vendor to be delivered on Closing.

3.
Restrictive covenants, private deed restrictions, and other similar land use control agreements that do not materially impair the current use, operation or marketability of the Purchased Assets, provided each of the same are in good standing, as evidenced by a certificate of a senior officer of the Vendor to be delivered on Closing.

4.
Minor encroachments by the Lands over neighbouring lands and/or permitted under agreements with neighbouring landowners and minor encroachments over the Lands by improvements of neighbouring landowners and/or permitted under agreements with neighbouring landowners that, in either case, do not materially impair the current use, operation or marketability of the Purchased Assets, provided each of the same are in good standing, as evidenced by a certificate of a senior officer of the Vendor to be delivered on Closing.

5.	Any subsisting reservations, limitations, provisos, conditions or exceptions, including royalties, contained in the original grant of the Lands from the Crown.

6.	The provisions of all applicable zoning by-laws, provided the same are being complied with and that they do not materially impair the current use, operation or marketability of the Purchased Assets.

7.
Any minor title defects, irregularities, easements, servitudes, encroachments, rights-of-way or other discrepancies in title or possession relating to the Purchased Assets as disclosed by the plan of survey, certificate of location or technical description, if any, of the Lands disclosed to the Purchaser.

8.	Any unregistered easements regarding the provision of utilities to the Property which do not materially impair the current use, operation or marketability of the Property.

9.
Licenses, agreements, easements, (including, without limitation, heritage easements and agreements relating thereto), restrictions, restrictive covenants, rights-of-way, public ways, rights in the nature of an easement and other similar rights in land granted to or reserved by other persons (including, without in any way limiting the generality of the foregoing, permits, licenses, agreements, easements, rights-of-way, sidewalks, public ways, and rights in the nature of easements or servitudes for sewers, drains, steam, gas and water mains or electric light and power or telephone and telegraph conduits, poles, wires and cables) which do not materially impair the current use, operation or marketability of the Purchased Assets, provided each of the same are in good standing, as evidenced by a certificate of a senior officer of the Vendor to be delivered on Closing.

Specific Permitted Encumbrances
Armstrong Lands:

Reference Plan registered as Instrument No. 20R3242.

Agreement registered as Instrument No. 774211 between 662073 Ontario Limited and The Corporation of the Town of Halton Hills, provided same is in good standing, as evidenced by a certificate of a senior officer of the Vendor to be delivered on Closing.

Agreement registered as Instrument No. 812455 between 662073 Ontario Limited and The Corporation of the Town of Halton Hills, provided same is in good standing, as evidenced by a certificate of a senior officer of the Vendor to be delivered on Closing.

Agreement registered as Instrument No. 852940 between 662073 Ontario Limited and The Corporation of the Town of Halton Hills, provided same is in good standing, as evidenced by a certificate of a senior officer of the Vendor to be delivered on Closing.

Todd Lands:

Agreement registered as Instrument No. H765791 between 662073 Ontario Limited and The Corporation of the Town of Halton Hills, provided same is in good standing, as evidenced by a certificate of a senior officer of the Vendor to be delivered on Closing.

Agreement registered as Instrument No. H807302 between 662073 Ontario Limited and The Corporation of the Town of Halton Hills, provided same is in good standing, as evidenced by a certificate of a senior officer of the Vendor to be delivered on Closing.

Agreement registered as Instrument No. H834847 between 662073 Ontario Limited and The Corporation of the Town of Halton Hills, provided same is in good standing, as evidenced by a certificate of a senior officer of the Vendor to be delivered on Closing.

Agreement registered as Instrument No. H859290 between 662073 Ontario Limited and The Corporation of the Town of Halton Hills, provided same is in good standing, as evidenced by a certificate of a senior officer of the Vendor to be delivered on Closing.